Marathon Oil Corporation Reports First Quarter 2012 Results

HOUSTON, May 2, 2012 – Marathon Oil Corporation (NYSE:MRO) today reported first quarter 2012 net income of $417 million, or $0.59 per diluted share, compared to net income in the fourth quarter of 2011 of $549 million, or $0.78 per diluted share. For the first quarter of 2012, adjusted net income was $478 million, or $0.67 per diluted share, compared to adjusted net income of $552 million, or $0.78 per diluted share, for the fourth quarter of 2011.

	Three Months Ended (a)
	March 31	December 31
(In millions, except per diluted share data)	2012	2011

Adjusted net income (b)	$478	$552
Adjustments for special items (net of income taxes):
Impairments	(167)	-
Gain on dispositions	106	22
Pension settlement	-	(19)
Deferred income tax items	-	4
Eagle Ford transaction costs	-	(10)
Net income	$417	$549
Adjusted net income – per diluted share (b)	$0.67	$0.78
Net Income – per diluted share	$0.59	$0.78
Revenues and other income	$4,040	$3,809
Weighted average shares – diluted	710	707
Cash Flow
Cash flow from operations before changes in working capital (c)	1,049	1,118
Changes in working capital	(76)	(84)
Cash flow from operations	$973	$1,034

(a)
Given the changes to Marathon Oil Corporation subsequent to the spin-off of its downstream business on June 30, 2011, the Company believes a comparison to the sequential quarter provides a more meaningful measure of overall performance and progress achieved in executing its business strategy.

(b)
Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of adjusted net income.

(c)
Cash flow from operations before changes in working capital is a non-GAAP financial measure and should not be considered a substitute for cash flow from operations as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of cash flow from operations before changes in working capital.

“Marathon Oil had a solid quarter operationally with the Exploration and Production (E&P) segment delivering production available for sale at an average 371,000 barrels of oil equivalent per day (boed) – excluding Libya – which was above our projections,” said Clarence P. Cazalot Jr., Marathon Oil’s chairman, president and CEO. “Our U.S. Lower 48 net sales volumes grew 12 percent over the fourth quarter of 2011, led by increases in the Texas Eagle Ford, North Dakota Bakken and Oklahoma Anadarko Woodford resource plays. Record production performance in Norway and the resumption of sales in Libya generated a 2 percent increase in international E&P sales volumes over fourth quarter of 2011, more than offsetting the impacts of a planned turnaround in Equatorial Guinea, and unscheduled downtime in the U.K. at Foinaven and no liftings at Brae.

“First quarter pre-tax earnings were higher than the fourth quarter, benefitting from the resumption of sales in Libya and high reliability in Norway, along with higher Brent crude and European natural gas prices. This was partially offset by lower U.S. natural gas prices and U.S. and Canadian liquid hydrocarbon price realizations that were negatively impacted by dislocations in the crude markets creating wider differentials and lower crude realizations in the Bakken, across the Rocky Mountain region and from the Oil Sands Mining (OSM) segment. The shift in earnings from lower to higher tax jurisdictions led to lower net income quarter over quarter,” he said.

“Our activity ramp-up in the Eagle Ford is now delivering 16 to 20 well completions a month; and, at the end of April production exceeded 20,000 net boed compared to an average of approximately 15,000 boed over the previous several months. Additionally, we continue to actively manage our portfolio, announcing the sale of our Alaska assets while we build upon our strong position in the profitable liquids-rich core of the Eagle Ford resource play, adding 20,000 net acres through recent and pending acquisitions with current net production of 7,000 boed, nearly all of which is operated. We expect to close the majority of these transactions in terms of value in the second half of the year and to add two rigs to our 18 rigs currently operating in the play. Our capital, investment and exploration expenditures budget, excluding acquisition costs, will move up slightly from $4.8 billion to $5 billion as a result of this additional activity and other adjustments.

“Our solid operational performance in both our base and growth asset portfolios is indicative of the progress we continue to make in executing our growth strategy. We remain confident that our continued focus on financial discipline and the execution of our business plans for all our assets will drive the delivery of our projected 5-7 percent compound annual production growth rate through 2016 and increase shareholder value,” Cazalot said.

Segment Results
Total segment income was $522 million in the first quarter of 2012, compared to $641 million in the fourth quarter of 2011.

	Three Months Ended
	March 31	December 31
(In millions)	2012	2011
Segment Income
Exploration and Production
United States	$109	$129
International	368	429
Total E&P	477	558
Oil Sands Mining	41	63
Integrated Gas	4	20
Segment Income (a)	$522	$641

(a)	See Supplemental Statistics below for a reconciliation of segment income to net income as reported under United States GAAP.

	Three Months Ended
	March 31	December 31
	2012	2011
Production Available for Sale (mboed)

E&P	406	378
OSM	38	38
Total Upstream	444	416
Libya	35	3
Total Upstream Excluding Libya	409	413

Exploration and Production
E&P segment income totaled $477 million in the first quarter of 2012, compared to $558 million in the fourth quarter of 2011. Higher international liquid hydrocarbon price realizations and higher volumes contributed to a 20 percent increase in pre-tax earnings in the E&P segment in the first quarter of 2012 compared to the fourth quarter of 2011. These increases were partially offset by increased depreciation, depletion and amortization (DD&A) and operating costs. Increased pre-tax earnings in higher tax jurisdictions (Norway and Libya), coupled with lower income from U.S. operations, resulted in a higher effective tax rate, compared to the previous quarter.

E&P production available for sale for the first quarter of 2012 averaged 371,000 boed (excluding Libya). Fourth quarter 2011 production available for sale was 375,000 boed (excluding Libya). The slight decrease in production versus the fourth quarter was a result of a planned turnaround in Equatorial Guinea and unplanned downtime at the outside operated Foinaven field. Partially offsetting these declines were increased production in the Eagle Ford and Bakken shale plays.

Production operations in Libya were suspended in the first quarter of 2011 and resumed with limited production, but no sales, in the fourth quarter of 2011. During the first quarter of 2012, there were three liftings with net sales volumes averaging 17,000 boed. The timing of the return to pre-conflict production levels in Libya is unknown at this time. As of the end of April, Libya net production available for sale was approximately 43,000 boed.

Marathon Oil estimates second quarter E&P production available for sale will be between 350,000 and 365,000 boed, excluding Libya. The lower volumes anticipated for the second quarter, compared to the first quarter, reflect the timing of days with zero production rate in Equatorial Guinea occurring in April, rather than in March as originally planned. Also affecting the volumes in the second quarter are planned turnarounds in Norway and the Gulf of Mexico as well as lower volumes because of seasonality in Alaska. Anticipated full-year E&P production available for sale remains unchanged at between 360,000 and 380,000 boed, which excludes any Libyan production and the effect of acquisitions or dispositions not anticipated in the original guidance.

E&P sales volumes (excluding Libya) during the first quarter of 2012 averaged 366,000 boed, compared to sales volumes of 368,000 boed for fourth quarter of 2011. The decrease was primarily due to lower international natural gas sales because of the planned downtime in Equatorial Guinea, while sales volumes of liquids (excluding Libya) increased worldwide to 222,000 barrels per day (bbld) in the first quarter from 219,000 bbld in the fourth quarter of 2011.

The difference between production volumes available for sale and recorded sales volumes was primarily due to the timing of international liftings.

United States E&P income was $109 million for the first quarter of 2012, compared to $129 million in the fourth quarter of 2011. The decrease was primarily a result of lower price realizations and higher operating costs, as well as higher DD&A due to increased activities in the shale resource plays. This decrease was partially offset by an 8 percent increase in sales volumes of liquids, reflecting the Company’s ongoing development programs primarily in the Eagle Ford and Bakken shale plays.

International E&P income was $368 million in the first quarter of 2012, compared to $429 million in the fourth quarter of 2011. While higher liquid hydrocarbon price realizations and higher volumes resulted in a 26 percent increase in international E&P pre-tax earnings in the first quarter of 2012 compared to the fourth quarter of 2011, increased pre-tax earnings in higher tax jurisdictions (Norway and Libya) combined with lower pre-tax earnings in lower tax jurisdictions (Equatorial Guinea and the U.K.) resulted in a higher effective tax rate, compared to the previous quarter.

Exploration expenses were within guidance at $142 million for the first quarter of 2012, compared to $140 million in the previous quarter. First quarter 2012 exploration expenses included $43 million for seismic activity primarily in the U.S.

	Three Months Ended
	March 31	December 31
	2012	2011
Key E&P Statistics
Net Sales
United States – Liquids (mbbld)	90	83
Bakken	24	21
Eagle Ford	12	8
Anadarko Woodford	2	1
Other U.S.	52	53
United States – Natural Gas (mmcfd)	344	325
Bakken	9	5
Eagle Ford	13	8
Anadarko Woodford	17	9
Alaska	98	92
Other U.S.	207	211
International – Liquids (mbbld)	149	136
Equatorial Guinea	35	39
Norway	90	78
U.K.	7	19
Libya	17	-
International – Natural Gas (mmcfd)	522	567
Equatorial Guinea	417	455
Norway	52	51
U.K.	52	61
Libya	1	-
Worldwide Net Sales (mboed)	383	368

EAGLE FORD: Since closing the Hilcorp and related acquisitions in the fourth quarter of 2011, Marathon Oil has entered into multiple agreements to expand its holdings in the core of the Eagle Ford shale formation in Texas in transactions valued at $767 million, subject to closing adjustments. The majority of the transactions in terms of value are expected to close in the third quarter of 2012. Highlights of these combined deals include:
•	20,000 net acres primarily in Karnes and Atascosa counties in Texas
•	13 gross wells currently producing approximately 7,000 net boed, of which 70 percent is liquids
•	Nine additional wells drilled and awaiting completion
•	Approximately 90 percent operated with more than 90 percent average working interest
•	Approximately 45 percent of the acreage is held by production
•	Projected average price paid for undeveloped acreage of under $27,000 per acre.

Meanwhile, the Company has increased its rig count ahead of schedule and currently has 18 operated rigs drilling in the play and four hydraulic fracturing crews working, with nine gross operated wells awaiting completion (excluding those in the acquisitions outlined above). As of the end of April, the Company was producing over 20,000 net boed, of which 85 percent was liquid. Marathon Oil is achieving 24-hour initial production (IP) rates of approximately 1,100 boed on restricted chokes with approximately 1,000 average gas-to-oil ratios (GOR) and expects these rates to be significantly higher as drilling moves to the core condensate window of the play. Drilling and completion cycle times have continued to improve each month, resulting in more new wells brought to sales faster in April than in the previous two months combined. The Company’s “spud-to-spud” drilling time in the Eagle Ford is now averaging approximately 25 days. To complement drilling and completions activity, the Company continues to build infrastructure to support production growth across the operating area. Approximately 90 miles of gathering lines were installed in the first quarter, as well as two new central gathering and treating facilities, with six additional facilities under construction.

BAKKEN: Marathon Oil averaged 25,500 net boed during the first quarter compared to 22,500 net boed in the previous quarter. The Company achieved strong results from the Ajax and Hector areas with average 24-hour IP rates of 1,500 boed, a 30 percent increase over previous averages for those areas, and at Myrmidon, Company record 24-hour IP rates of 2,100 and 2,400 boed for Middle Bakken and Threeforks, respectively. Marathon Oil has eight drilling rigs and three hydraulic fracturing crews working in the play. Additionally, the Company’s drilling pace has exceeded expectations this year with improved “spud-to-spud” drilling times averaging 30 days compared to the previous 38 days planned. The Company’s Bakken production averages approximately 95 percent crude oil. As of the end of April, there were 14 gross operated wells awaiting completion.

ANADARKO WOODFORD: The Company averaged 5,000 net boed during the first quarter compared to 3,000 net boed in the previous quarter. Marathon Oil has six drilling rigs working in the Anadarko Woodford play in Oklahoma. Performance is being driven by continued strong results in the Cana core area, and additional Company-operated activity on the Knox acreage position. This year, the Company has completed three wells in the Knox area of the play with 24-hour IP rates ranging from 800 to 1,700 boed. The K. Richards well tested at 1,700 boed and was approximately 50 percent liquids. The Company is planning to begin an 80-acre infill project in the Knox area in May.

ALASKA: In April the Company entered into agreements to sell all of its assets in Alaska. The transactions are expected to close in the second half of the year.

CANADA: Marathon Oil submitted a regulatory application for a proposed 12,000-barrel-per-day steam assisted gravity drainage (SAGD) project at Birchwood, in Alberta. Pending regulatory approval, construction is expected to begin in 2014, with first oil projected in 2016. Marathon Oil has a 100 percent working interest in Birchwood.

NORWAY: In the month of March, the Alvheim complex set a monthly production record of more than 97,000 net boed with an availability of 97 percent for the month. The results are attributed to successful debottlenecking of the Alvheim floating, production, storage and offloading (FPSO) vessel and strong reservoir performance.

EQUATORIAL GUINEA: A scheduled 28-day turnaround began at Marathon Oil’s production operations in Equatorial Guinea on March 23. It was completed seven days ahead of schedule and below budget.

EXPLORATION: The Company is currently participating in two non-operated wells drilling in the Gulf of Mexico, an appraisal well on the Gunflint discovery (Mississippi Canyon Block 948) and the Kilchurn prospect (Green Canyon Block 404). Marathon Oil expects to return to drilling the Company-operated Innsbruck exploration well (Mississippi Canyon Block 993) in the second half of 2012. Additionally, Marathon Oil is participating in an appraisal well on the Sarsang Block in the Iraqi Kurdistan Region, and is drilling its third Company-operated exploration well in Poland.

Oil Sands Mining
The OSM segment reported income of $41 million for the first quarter of 2012, compared to $63 million in the fourth quarter of 2011. The decrease in segment income was primarily the result of lower synthetic crude oil price realizations and higher operating costs, as compared to the previous quarter.

Marathon Oil’s first quarter 2012 net synthetic crude oil production (upgraded bitumen excluding blendstocks) from the non-operated position in the Athabasca Oil Sands Project (AOSP) mining operation was 38,000 bbld, which was below previous guidance due to reliability issues. Marathon Oil holds a 20 percent working interest in the AOSP.

Marathon Oil anticipates producing on average a net 40,000 to 50,000 bbld of synthetic crude oil in 2012, subject to operational reliability. The Company estimates second quarter net synthetic crude oil production will be between 38,000 and 43,000 bbld.

	Three Months Ended
	March 31	December 31
	2012	2011
Key Oil Sands Mining Statistics
Net Synthetic Crude Oil Sales (mbbld)	44	44
Synthetic Crude Oil Average Realizations (per bbl)	$90.88	$93.81

Integrated Gas
Integrated Gas segment income was $4 million in the first quarter of 2012 compared to $20 million in the fourth quarter of 2011. This decline was primarily due to weaker Henry Hub gas prices in the first quarter of 2012 and lower liquefied natural gas (LNG) sales volumes due to the planned turnaround in Equatorial Guinea that began in late March.

	Three Months Ended
	March 31	December 31
	2012	2011
Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	6,291	6,984
Methanol	1,312	1,199

Corporate and Special Items
As a result of the previously discussed increase in the percentage of pre-tax earnings from higher tax jurisdictions, primarily Norway and Libya, the effective tax rate was 69 percent in the first quarter of 2012, compared to 55 percent in the previous quarter. Excluding the effect of the recent resumption of sales in Libya, the effective tax rate was 64 percent in the first quarter of 2012.

In the first quarter of 2012, Marathon Oil recorded a gain of $106 million after-tax ($166 million pre-tax) on the previously announced sale of its interests in several Gulf of Mexico crude oil pipeline systems.

The Ozona development in the Gulf of Mexico began production in December 2011.  Production rates were substantially lower than anticipated during the first quarter of 2012.  As a result, 2 million barrels of oil equivalent (boe) of proved reserves were written off, projected production was reduced, and an impairment charge of $167 million after-tax ($261 million pre-tax) was recorded in the first quarter of 2012.

The Company will conduct a conference call and webcast today, May 2, at 2:00 p.m. EDT, during which it will discuss first quarter 2012 results and include forward-looking information. To listen to the webcast of the conference call and view the slides, visit the Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through May 16, 2012. Quarterly financial and operational information will also be provided on Marathon Oil’s website at http://ir.marathonoil.com in the Quarterly Investor Packet. The webcast slides and Quarterly Investor Packet will be posted later this morning.

# # #

In addition to net income  determined in accordance with generally accepted accounting principles (GAAP), Marathon Oil has provided supplementally “adjusted net income,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. A reconciliation between GAAP net  income and “adjusted net income ” is provided in a table on page 1 of this release. “Adjusted net income” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “adjusted net income” to evaluate Marathon Oil's financial performance between periods. Management also uses “adjusted net income” to compare Marathon Oil's performance to certain competitors.

In addition to cash flow from operations determined in accordance with GAAP, Marathon Oil has provided supplementally “cash flow from operations before changes in working capital,” a non-GAAP financial measure, which management believes demonstrates the Company’s ability to internally fund capital expenditures, pay dividends and service debt.  A reconciliation between GAAP cash flow from operations and “cash flow from operations before changes in working capital” is provided in a table on page 1 of this release. “Cash flow from operations before changes in working capital  should not be considered a substitute for cash flow from operations as reported in accordance with GAAP. Management, as well as certain investors, uses “cash flow from operations before changes in working capital” to evaluate Marathon Oil's financial performance between periods. Management also uses “cash flow  from operations before changes in working capital” to compare Marathon Oil's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude oil production, anticipated drilling activity, timing of the commencement of construction and first oil on the SAGD project, acquisitions in the Eagle Ford, the sale of the Company’s Alaska assets, and the capital, investment and exploration expenditures budget. The initial production rates referenced in the release may not be indicative of future production rates. Factors that could potentially affect the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude oil production and anticipated drilling activity include pricing, supply and demand for crude oil and natural gas, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The timing of the commencement of construction and first oil on the SAGD project can be affected by delays in obtaining and conditions imposed by necessary government and third-party approvals, board approval, transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, and other risks associated with construction projects. The acquisitions in the Eagle Ford are subject to customary closing conditions.  The completion of the sale of substantially all of the Company’s Alaska assets is subject to necessary government and regulatory approvals and customary closing conditions. The sale of the Company’s Alaska drilling rig is subject to the buyer’s exercise of its purchase right under the purchase and sale agreement. The capital, investment and exploration expenditures budget is based on current expectations, estimates and projections and is not a guarantee of future performance. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent Forms 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contacts:
Howard Thill: 713-296-4140
Chris Phillips: 713-296-3213

Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31	December 31	March 31
(In millions, except per share data)	2012	2011	2011
Revenues and other income:
Sales and other operating revenues	$3,777	$3,634	$3,656
Sales to related parties	14	15	15
Income from equity method investments	78	102	117
Net gain on disposal of assets	166	40	5
Other income	5	18	16
Total revenues and other income	4,040	3,809	3,809
Costs and expenses:
Cost of revenues (excludes items below)	1,407	1,554	1,404
Purchases from related parties	63	66	56
Depreciation, depletion and amortization	574	550	635
Impairments	262	3	-
General and administrative expenses	120	173	137
Other taxes	78	60	58
Exploration expenses	142	140	230
Total costs and expenses	2,646	2,546	2,520
Income from operations	1,394	1,263	1,289
Net interest and other financing costs	(50)	(45)	(19)
Loss on early extinguishment of debt	-	-	(279)
Income from continuing operations before income taxes	1,344	1,218	991
Provision for income taxes	927	669	536
Income from continuing operations	417	549	455
Discontinued operations	-	-	541
Net income	$417	$549	$996
Per Share Data
Basic:
Income from continuing operations	$0.59	$0.78	$0.64
Net income	$0.59	$0.78	$1.40
Diluted:
Income from continuing operations	$0.59	$0.78	$0.64
Net income	$0.59	$0.78	$1.39
Dividends paid	$0.17	$0.15	$0.25
Weighted Average Shares:
Basic	706	704	711
Diluted	710	707	715

Supplemental Statistics (Unaudited)
	Three Months Ended
	March 31	December 31	March 31
(Dollars in millions)	2012	2011	2011
SEGMENT INCOME
Exploration and Production
United States	$109	$129	$30
International	368	429	638
E&P segment	477	558	668
Oil Sands Mining	41	63	32
Integrated Gas	4	20	60
Segment Income	522	641	760
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(29)	(92)	(115)
Foreign currency remeasurement of taxes	(15)	3	(14)
Impairment	(167)	-	(176)
Gain on dispositions	106	22	-
Pension settlement	-	(19)	-
Deferred income tax items	-	4	-
Eagle Ford transaction costs	-	(10)	-
Income from continuing operations	$417	$549	$455
Discontinued Operations	-	-	541
Net income	$417	$549	$996

CAPITAL EXPENDITURES (a)
Exploration and Production
United States	862	738	349
International	139	199	319
E&P segment	1,001	937	668
Oil Sands Mining	52	72	120
Integrated Gas	-	-	1
Corporate	42	14	6
Total	$1,095	$1,023	$795
EXPLORATION EXPENSES
United States	$93	$99	$151
International	49	41	79
Total	$142	$140	$230

(a)	Capital expenditures include changes in accruals.

Supplemental Statistics (Unaudited)
	Three Months Ended
	March 31	December 31	March 31
	2012	2011	2011
E&P OPERATING STATISTICS
Net Liquid Hydrocarbon Sales (mbbld)
United States	90	83	78

Europe	97	97	111
Africa	52	39	58
Total International	149	136	169
Worldwide	239	219	247
Net Natural Gas Sales (mmcfd)
United States	344	325	368

Europe (b)	104	112	102
Africa	418	455	446
Total International	522	567	548
Worldwide	866	892	916
Total Worldwide Sales (mboed)	383	368	400

Average Realizations (c)
Liquid Hydrocarbons (per bbl)
United States	$93.63	$95.21	$86.42
Europe	123.76	114.43	109.85
Africa	94.41	66.08	81.47
Total International	113.55	100.43	100.10
Worldwide	$106.06	$98.46	$95.79
Natural Gas (per mcf)
United States	$4.13	$4.68	$5.15

Europe	9.99	9.29	10.29
Africa (d)	0.24	0.24	0.25
Total International	2.19	2.03	2.12
Worldwide	$2.96	$3.00	$3.34
OSM OPERATING STATISTICS
Net Synthetic Crude Oil Sales (mbbld) (e)	44	44	37
Synthetic Crude Oil Average Realizations (per bbl) (c)	$90.88	$93.81	$84.98
IG OPERATING STATISTICS
Net Sales (metric tonnes per day) (f)
LNG	6,291	6,984	7,822
Methanol	1,312	1,199	1,318

(b)	Includes natural gas acquired for injection and subsequent resale of 14 mmcfd, 18 mmcfd and 15 mmcfd in the three months ended March 31, 2012, Dec. 31, 2 011 and March 31, 2011, respectively.

(c)	Excludes gains and losses on derivative instruments.

(d)
Primarily represents a fixed price under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (“AMPCO”) and Equatorial Guinea LNG Holdings Limited (“EGHoldings”), equity method investees.  The Company includes its share of Alba Plant LLC’s income in its E&P segment and includes its share of AMPCO’s and EGHoldings’ income in its Integrated Gas segment.

(e)	Includes blendstocks.

(f)
Includes both consolidated sales volumes and our share of the sales volumes of equity method investees.  LNG sales from Alaska, conducted through a consolidated subsidiary, ceased when these operations were sold in the third quarter of 2011. LNG and methanol sales from Equatorial Guinea are conducted through equity method investees.